                                                                     EXHIBIT 99A

                  GOLDEN STATE BANCORP INC. AND SUBSIDIARIES
                    MATURITY AND RATE SENSITIVITY ANALYSIS
                             (dollars in millions)
                                  (Unaudited)

                                                                                            Maturity/Rate Sensitivity
                                                                              ----------------------------------------------------

                                                        Total       % of        Within       Over 6 to 12     1-5         Over 5
AT March 31, 1998                                      Balance      Total      6 Months         Months       Years        Years
                                                    -----------   --------    ---------      ----------    ---------    ---------

Interest-earning Assets (1):
  Loans receivable:
    Single-family 1-4 units (2)(3)                   $ 8,902        58.3%      $ 3,535        $ 1,269       $ 2,691      $ 1,407
    Multi-family and non-residential (2)(3)            2,704        17.7%        2,461            114            94           35
    Consumer and commercial (3)                          397         2.7%          383              2            11            1
  Mortgage-backed securities (2)(3)                    2,155        14.1%        1,245            389           312          209
  Investment securities (4)                              547         3.6%          547              -             -            -
  Other assets (5)                                       556         3.6%          272              -             -          284
                                                  -----------    --------    ---------     ----------     ---------    ---------
        Total interest-earning assets                 15,261       100.0%        8,443          1,774         3,108        1,936
                                                                 ========    ---------     ----------     ---------    ---------
Non-interest-earning assets                              663
                                                  -----------
Total assets                                        $ 15,924
                                                  ==========

Interest-bearing Liabilities:
  Deposits:
    Checking (6)                                     $ 1,706        11.8%          152            138           744          672
    Savings (6)                                          429         3.0%           31             29           167          202
    Money market (6)                                   2,196        15.1%          385            318         1,174          319
    Certificates (4)                                   5,361        36.9%        3,649          1,058           653            1
  Borrowings:
    FHLB (4)(7)                                        4,824        33.2%        2,584            900         1,340            -
                                                   ---------     --------   ----------     ----------     ---------    ---------
        Total interest-bearing liabilities            14,516       100.0%        6,801          2,443         4,078        1,194
                                                                 ========   ----------     ----------     ---------    ---------
Non-interest-bearing liabilities                         293
                                                   ---------
Total liabilities                                     14,809
Stockholders' equity                                   1,115
                                                   ---------
Total liabilities and stockholders' equity          $ 15,924
                                                   =========

Maturity GAP                                                                     1,642           (669)         (970)         742
Impact of interest rate swaps (8)                                                    -              -             -            -
                                                                             ---------     ----------     ---------    ---------
Adjusted GAP                                                                  $  1,642       $   (669)      $  (970)     $   742

Cumulative GAP                                                                $  1,642       $    973       $     3      $   745
As % of total assets                                                             10.3%           6.1%          0.0%         4.7%

June 30, 1997 Cumulative GAP                                                    $1,924         $2,358          $631         $600
As % of total assets                                                             11.9%          14.5%          3.9%         3.7%

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  (1) Asset balances are net of loans in process.
  (2) ARM loans are predominantly included in the "within 6 months" and "over 6 to 12 months" categories, as they are subject to an interest adjustment every month, six months, or twelve months, depending upon terms of the applicable note.
  (3) Maturity/rate sensitivity is based upon contractual maturity, projected repayments and prepayments of principal. The prepayment experience reflected herein is based on the Company's historical experience. The Company's average Constant Prepayment Rate ("CPR") is 17.9% and 19.9% on its fixed-rate and adjustable-rate portfolios, respectively. The actual maturity and rate sensitivity of these assets could vary substantially if future prepayments differ from the Company's historical experience.
  (4) Based on the contractual maturity of the instrument.
  (5) Includes cash and demand deposits and FHLB stock, the latter earning a rate of return that varies quarterly.
  (6) In accordance with standard industry and regulatory practice, a decay factor, used to estimate deposit runoff, of 39.45% (CPR) per year has been applied to these deposits.
  (7) Includes $400 million funded in March, 1998 with a five year term, but which the FHLB has the option to call after one year and accordingly has been allocated to the "over 6 to 12 months" category.
  (8) No interest rate swaps were outstanding at March 31, 1998.